FIFTH AMENDMENT
TO THE

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT
OF
GENERATION INCOME PROPERTIES, L.P.

Dated as of July 24, 2024

This Fifth Amendment (this “ Amendment ”) to the Amended and Restated Limited Partnership Agreement, dated March 23, 2018, of Generation Income Properties, L.P., a Delaware limited partnership (the “ Partnership”), as amended by that certain First Amendment to the Amended and Restated Limited Partnership Agreement, dated May 21, 2019, that certain Second Amendment to the Amended and Restated Limited Partnership Agreement, dated October 12, 2020, that certain Third Amendment to the Amended and Restated limited Partnership Agreement, dated August 10, 2023, and that certain Fourth Amendment to the Amended and Restated Limited Partnership Agreement, dated June 27, 2024 (as amended, the “Partnership Agreement”), is entered into effective as of the date first written above in accordance with Section 4.02(a)(i) and Section 11.01 of the Partnership Agreement. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

R E C I T A L S

WHEREAS, the General Partner is the sole general partner of the Partnership;

WHEREAS, Section 4.02 of the Partnership Agreement authorizes the General Partner to cause the Partnership to issue such additional Partnership Interests, in the form of Partnership Units, for any Partnership purpose at any time or from time to time to the Partners (including the General Partner) or to other Persons for such consideration and on such terms and conditions as shall be established by the General Partner in its sole and absolute discretion, all without the approval of any Limited Partners, which additional Partnership Interests may be issued in one or more classes, or one or more series of any of such classes, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to the then-outstanding Partnership Units held by the Limited Partners, all as shall be determined by the General Partner in its sole and absolute discretion and without the approval of any Limited Partner, subject to Delaware law that cannot be preempted by the terms of the Partnership Agreement (including this Amendment) and as set forth in a written document hereafter attached to and made an exhibit to the Partnership Agreement;

WHEREAS, LMB Owenton I LLC, a Kentucky limited liability company (“Contributor”) holds 155,185 Common Units of the Partnership (the “Contributed Units”) that were received in connection with Contributor’s contribution of certain Property to the Partnership pursuant to that certain Contribution and Subscription Agreement dated October 11, 2021, which was amended effective as of February 7, 2023 (as amended, the “Contribution Agreement”);

WHEREAS, the Contributor desires to contribute all of the Contributed Units to the Partnership in exchange for 155,185 Series B-1 Preferred Units of the Partnership in a contribution and exchange transaction intended to qualify as a tax-free transaction under Section 721 of the Internal Revenue Code of 1986, as amended;

WHEREAS, the General Partner has authorized the issuance and sale (the “Contribution and Exchange Transaction”) of 155,185 Series B-1 Preferred Units in exchange for the contribution of the Contributed Units, as more specifically described in that certain Contribution and Exchange Agreement between the Partnership and the Contributor, dated July 24, 2024;

WHEREAS, in connection with the Contribution and Exchange Transaction and pursuant to the authority granted to the General Partner pursuant to Section 4.02 and Section 11.01 of the Partnership Agreement, and as authorized by the unanimous written consent, dated as of July 23, 2024, of the Board of Directors of the General Partner, the General Partner desires to amend the Partnership Agreement to (i) set forth the designations, rights, powers, preferences and duties and other terms of a newly designated class of Series B-1 Preferred Units and (ii) issue the Series B-1 Preferred Units in the Contribution and Exchange Transaction.

A G R E E M E N T

NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1.
The Partnership Agreement is hereby amended by the addition of a new exhibit thereto, entitled “EXHIBIT G,” in the form attached hereto as EXHIBIT G, which sets forth the designations, allocations, preferences, conversion or other special rights, powers and duties of the Series B-1 Preferred Units, which exhibit shall be attached to and made a part of, and shall be an exhibit to, the Partnership Agreement.

2.
The foregoing recitals are incorporated in and are made a part of this Amendment.

3.
This Amendment has been authorized by the General Partner pursuant to Section 4.02, Section 5.01(i), and Section 11.01 of the Partnership Agreement and does not require execution by any Limited Partner or any other Person.

4.
Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

5.
This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first set forth above.

GENERAL PARTNER:

GENERATION INCOME PROPERTIES, INC.

By:	/s/ David Sobelman
Name: David Sobelman
Title: Chief Executive Officer

[Signature Page to Fifth Amendment to Amended and Restated Limited Partnership Agreement]

EXHIBIT G

DESIGNATION OF THE SERIES B-1 PREFERRED UNITS

OF

GENERATION INCOME PROPERTIES, L.P.

1.
Designation and Number. A series of Preferred Units (as defined below) of Generation Income Properties, L.P., a Delaware limited partnership (the “Partnership”), designated the Series B-1 Redeemable Preferred Units” (the “Series B-1 Preferred Units”), is hereby established. The number of authorized Series B-1 Preferred Units shall be 155,185.

2.
Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Amended and Restated Limited Partnership Agreement of Generation Income Properties, L.P. (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”). The following defined terms used herein shall have the meanings specified below:

“Business Day” shall mean any day other than a Saturday, Sunday or a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

“Distribution Event” shall mean the Partnership’s failure to declare and pay distributions pursuant to Section 5(a) for a period of three consecutive months.

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Exchange” shall mean the Nasdaq Stock Market or such other national securities exchange or automated quotation system on which the REIT Shares are then listed or admitted to trading.

“Junior Preferred Units” shall have the meaning provided in Section 4.

“Nasdaq” shall mean the Nasdaq Stock Market or any successor that is a national securities exchange registered under Section 6 of the Exchange Act.

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership” shall have the meaning provided in Section 1.

“Partnership Agreement” shall have the meaning provided in Section 2.

“Preferred Units” means all Partnership Units designated as preferred units by the General Partner from time to time in accordance with Section 4.02 of the Partnership Agreement.

“Senior Preferred Units” shall have the meaning provided in Section 4.

“Series B-1 Preferred Return” shall have the meaning provided in Section 5(a).

“Series B-1 Preferred Unit Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series B-1 Preferred Units” shall have the meaning provided in Section 1.

“Specified Redemption Date” shall have the meaning provided in Section 6(c).

“Trading Day” shall mean (i) if the REIT Shares are listed or admitted to trading on Nasdaq, a day on which Nasdaq is open for the transaction of business, (ii) if the REIT Shares are not listed or admitted to trading on Nasdaq but are listed or admitted to trading on another national securities exchange or automated quotation system, a day on which such national securities exchange or automated quotation system, as the case may be, on which the REIT Shares are listed or admitted to trading is open for the transaction of business, or (iii) if the REIT Shares are not listed or admitted to trading on any national securities exchange or automated quotation system, any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

3.
Maturity. The Series B-1 Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

4.
Rank. In respect of rights to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the Series B-1 Preferred Units shall rank on parity with all classes or series of Common Units and LTIP Units. In addition, as to rights to the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, any class or series of Partnership Units which by its terms specifies that it shall rank junior to, on parity with, or senior to the Common Units shall also rank junior to, on parity with, or senior to, as the case may be, the Series B-1 Preferred Units. The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, including convertible or exchangeable debt securities which will rank senior to the Series B-1 Preferred Units prior to the conversion or exchange. The Series B-1 Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness. All of the Series B-1 Preferred Units shall rank equally with one another and shall be identical in all respects.

5.
Distributions.

(a)
Subject to the preferential rights of holders of any class or series of Senior Preferred Units of the Partnership, the holders of Series B-1 Preferred Units will be entitled to receive cash distributions at the rate of $0.117 per unit per quarter (as equitably adjusted in the General Partner’s sole discretion for any split, reverse split, dividend or similar recapitalization event), subject and pursuant to the terms and conditions in Section 5.02 of the Partnership Agreement, applied and interpreted as if such Series B-1 Preferred Units were Common Units, mutatis mutandis and as modified herein (the “Series B-1 Preferred Return”). For the avoidance of doubt, the holders of Series B-1 Units will be entitled to receive the Series B-1 Preferred Return, when, as and if authorized by the General Partner in its sole and absolute discretion and declared by the Partnership, out of assets of the Partnership legally available for payment of distributions. Unless expressly stated otherwise herein, the distribution procedures and limitations of the Partnership Agreement shall govern any cash distributions on the Series B-1 Preferred Units pursuant to this Section 5(a), applied and interpreted as if such Series B-1 Preferred Units were Common Units. All calculations under this Section 5 shall be made by rounding to the nearest cent.

(b)
No distributions on the Series B-1 Preferred Units shall be authorized by the General Partner or paid or declared and set apart for payment by the Partnership at such time as the terms and conditions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of any of them, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such authorization, payment or setting apart for payment shall be restricted or prohibited by law.

6.
Holder Redemption Right.

(a) Beginning on the second (2nd) anniversary of the issuance of the Series B-1 Preferred Units, the holders of Series B-1 Preferred Units will have the option to require the Partnership to redeem, subject and pursuant to the redemption procedures of the Partnership Agreement, applied and interpreted as if such Series B-1 Preferred Units were Common Units subject to redemption, mutatis mutandis and as modified herein, all or a portion of its Series B-1 Preferred Units for a Cash Amount (within the meaning of the Partnership Agreement) equal to $7.15 per Series B-1 Preferred Unit (as equitably adjusted in the General Partner’s discretion for any split, reverse split, dividend or similar recapitalization event ) plus an amount equal to all dividends accrued and unpaid thereon, to, but not including, the date fixed for redemption, without interest, in which event such amount as may be adjusted shall be deemed to be the “Cash Amount” for purposes of the Partnership Agreement. Unless expressly stated otherwise herein, the redemption procedures and limitations of the Partnership Agreement shall govern any redemption of Series B-1 Preferred Units pursuant to this Section 6(b), applied and interpreted as if such Series B-1 Preferred Units were Common Units. All calculations under this Section 6 shall be made by rounding to the nearest cent.

(b) Beginning on the second (2nd) anniversary of the issuance of the Series B-1 Preferred Units, the holders of Series B-1 Preferred Units will have the option to require the Partnership to redeem, subject and pursuant to the redemption procedures of the Partnership Agreement, applied and interpreted as if such Series B-1 Preferred Units were Common Units subject to redemption, mutatis mutandis and as modified herein, all or a portion of its Series B-1 Preferred Units in exchange for that number of REIT Shares (within the meaning of the Partnership Agreement) equal to the number of Series B-1 Preferred Units being redeemed multiplied by 1.0 (as equitably adjusted in the General Partner’s discretion for any split, reverse split, dividend or similar recapitalization event) (such number of REIT Shares shall be the “REIT Shares Amount” for purposes of the Partnership Agreement) plus an amount equal to all dividends accrued and unpaid thereon, to, but not including, the date fixed for redemption, without interest. Unless expressly stated otherwise herein, the redemption procedures and limitations of the Partnership Agreement shall govern any redemption of Series B-1 Preferred Units pursuant to this Section 6, applied and interpreted as if such Series B-1 Preferred Units were Common Units. All calculations under this Section 6 shall be made by rounding to the nearest 1/100th of a share.

(c) Notwithstanding anything to the contrary in the Partnership Agreement, for purposes of this Section 6, “Specified Redemption Date” shall mean the first business day of the month that is at least 180 business days after the receipt by the General Partner of a Notice of Redemption.

7.
Voting Rights. Holders of the Series B-1 Preferred Units will not have any voting rights.

8.
Conversion. The Series B-1 Preferred Units are not convertible or exchangeable for any other property or securities, except as provided herein.

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